Exhibit 99.1

For Immediate Release

Contact:	Mr. Kim L. Hunter/ Jade A. Stevens
(323) 469-8680 ext. 225/230
kimhunter@lagrant.com
jadestevens@lagrant.com

Paul C. Hudson
(323) 556-3222
PChudson@broadwayfederalbank.com

Broadway Federal Bank, f.s.b. Responds to the Current Economic Climate

Community Bank Continues to Take Competitive Steps

Los Angeles, CA –(August 23, 2011)- In response to current economic conditions, Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap:BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today announced it will be pursuing a broad recapitalization plan which includes the closing of two retail branch locations. Chairman and CEO Paul C. Hudson stated, “The recapitalization will strengthen the Bank’s capital base and lower fixed costs, which in turn will position the Company for future growth and improved profitability.”

On November 7, 2011, the Bank will close its Wilshire Boulevard and Leimart Park retail branch locations. All services previously offered at these locations will continue to be available at the Bank’s three other locations: Midtown, Inglewood and Exposition Park. All accounts with Broadway Federal Bank, f.s.b. are safe and insured by the Federal Deposit Insurance Corporation to at least $250,000. Additionally, the branch closings are not expected to have a material impact on the Bank’s deposit base.

Hudson explained, “We all must make difficult decisions during these challenging economic times to ensure long term viability and the Bank is not immune from the impact of high unemployment, low consumer confidence and government deficits.” Hudson went on to say, “These changes are designed to help insure that the Bank continues to be a leader in serving the financial needs of low-to-moderate income communities in the Los Angeles area by improving the Bank’s efficiency.”

Broadway Federal Bank f.s.b. will continue to set itself apart from other financial institutions by remaining dedicated to its core values and mission of serving the real estate, business and financial needs of customers in underserved urban communities with a commitment to excellent service, profitability and sustained growth. Furthermore, the recapitalization plan will reinvigorate the broader commitment to employ, train and mentor community residents, to contract for services with community businesses, and to encourage management and staff to serve as volunteers in civic, community and religious organizations.”

In addition to consolidating branches, the Company is pursuing a recapitalization plan to raise $10 million to increase the Bank’s capital to better weather the economic storm. With the additional capital, the Bank will be positioned to participate in the future economic growth of low to moderate markets in South Los Angeles. Currently, the low-to-moderate-income population represents more than half of the total population of both the City of Los Angeles and the City of Inglewood.

Hudson concluded by saying, “The Bank has weathered numerous economic storms and social unrest since its inception in 1947. What sustains the Bank through troubled times are its loyal customers and broad base of community support. We are in this storm together and together we will succeed.”

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is the leading community-oriented savings bank in Southern California serving low to moderate income communities and the largest African American bank located west of the Mississippi. We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations. We also offer other loan products, and an array of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts. The Bank currently operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Forward-Looking Statements

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, the Company’s plan for Recapitalizing, raising capital and selling the headquarters building, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

Midtown	Inglewood	Exposition Park
Branch	Branch	Branch
4835 W. Venice Blvd.	170 N. Market Street	4001 S. Figueroa
Los Angeles, CA 90019	Inglewood, CA 90301	Los Angeles, CA 90037